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                                                                    Exhibit 23.7




                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Pre-Effective Amendment No. 2 to the Registration Statement filed on Form F-3 (File No. 333-64844), to the Post-Effective Amendment No. 4 (as amended) to the Registration Statement filed on Form F-3 (File No. 333-46930) and related Prospectus of UBS AG for the registration of Debt Securities, Warrants and Trust Preferred Securities and to the incorporation by reference therein of our report dated 31 January 2000, with respect to the consolidated financial statements of Paine Webber Group Inc. included in Form 6-K filed with the Securities and Exchange Commission.



                                                           /s/ Ernst & Young LLP



New York, New York
December 17, 2002